Exhibit 10.73

APPENDIX A

Australia

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Stock Units Payable Only in Shares

Notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary, Stock Units granted to Participants in Australia shall be paid in shares of Common Stock only and do not provide any right for the Participant to receive a cash payment.

Exchange Control Reporting

Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transactions will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant will have to file the report him or herself.

Securities Law Information

If the Participant acquires shares of the Corporation’s Common Stock under the Plan and the Participant offers his or her shares of Common Stock for sale to a person or entity resident of Australia, the Participant’s offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.

APPENDIX A

Brazil

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Exchange Control Reporting

The Participant acknowledges and understands that Participants resident or domiciled in Brazil must submit annually a declaration of assets and rights held outside of Brazil to the Central Bank, if the aggregate value of the Participant’s assets and rights exceeds US$100,000. Assets and rights that must be reported include: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including shares of Common Stock acquired upon vesting of the Stock Units; (vii) financial derivative investments; and (viii) other investments such as real estate.

Intent to Comply with Law

By accepting the Award, the Participant agrees that he or she will comply with Brazilian law when the shares of Common Stock acquired upon vesting of the Stock Units are sold. The Participant also agrees to report and pay any and all taxes associated with the vesting of the Stock Units and sale of any shares of Common Stock issued when the Stock Units vest.

APPENDIX A

Canada

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Stock Units Payable Only in Shares

Notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary, Stock Units granted to Participants in Canada shall be paid in shares of Common Stock only and do not provide any right for the Participant to receive a cash payment.

Consent to Receive Information in English for Quebec Participants

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

APPENDIX A

China

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Exchange Control Restrictions

Under exchange control regulations in China, the Participant is required to immediately repatriate the proceeds from the sale of shares of Common Stock issued at vesting of the Stock Units and any dividends paid on such shares of Common Stock. To comply with such regulations, the Participant hereby consents and agrees that any proceeds from the sale of any shares of Common Stock that the Participant acquires pursuant to the Stock Units and any dividends paid on such shares of Common Stock may be transferred to a special exchange control account established by the Corporation or one of its Subsidiaries in China prior to being delivered to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Corporation in the future in order to facilitate compliance with exchange control requirements in China which may include, but are not limited to, a requirement to maintain any shares of Common Stock acquired pursuant to the Stock Units in an account with a Corporation-designated broker and/or to instruct such broker to sell any shares of Common Stock immediately upon vesting of the Stock Units or upon termination of the Participant’s service with the Corporation and its Subsidiaries (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization).

APPENDIX A

India

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Fringe Benefit Tax

By accepting the grant of the Stock Units, the Participant consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Corporation and/or the Employer in connection with the Plan at the discretion of the Company or the Employer. The Participant further understand that the grant of the Stock Units is contingent upon the Participant’s agreement to assume liability for fringe benefit tax payable on the Stock Units.

Further, by accepting the grant of the Stock Units, the Participant agrees that the Corporation and/or the Employer may collect the fringe benefit tax from the Participant by any of the means set forth in the Tax Withholding section of the Agreement or any other reasonable method established by the Corporation. The Participant also agrees to execute any other consents or elections required to accomplish the foregoing, promptly upon request by the Corporation.

Exchange Control Notification

To the extent required by local law, the Participant must immediately repatriate all proceeds resulting from the sale of shares of Common Stock issued upon vesting of the Stock Units to India and convert the proceeds into local currency. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

APPENDIX A

Italy

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Data Privacy Consent

Notwithstanding any provision of the Agreement, this section in the Appendix A applies in regards to data privacy in Italy.

The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this section of the Appendix A by and among, as applicable, the Employer and the Corporation and any of its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Employer, the Corporation and any of its Subsidiaries may hold certain personal information about the Participant, including, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of the Common Stock or directorships held in the Corporation, details of the Stock Units or any other entitlement to shares of the Corporation’s Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of managing and administering the Plan (“Data”).

The Participant also understands that providing the Corporation with the Participant’s Data is necessary for the performance of the Plan and that the Participant’s denial to provide such Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of personal data processing is MSC.Software Corporation, with registered offices at 2 MacArthur Place, Santa Ana, CA 92702, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is MSC.Software S.r.l., with registered offices at Via Nazionale, 74, Tavagnacco, Udine 33010, Italy. The Participant understands that the Participant’s Data will not be publicized, but it may be transferred to Citigroup Global Markets Inc., banks, other financial institutions or brokers and/or their agents involved in the management and administration of the Plan. The Participant further understands that the Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Corporation and/or its Subsidiaries may each further transfer Data to third parties assisting the Corporation in the implementation, administration and management of the Plan, including any requisite transfer to Citigroup Global Markets Inc., or another third party with whom the Participant may elect to deposit any shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United

States or Asia. Should the Corporation exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Participant’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of the Participant’s Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, ask for rectification of the Participant’s Data and estop, for legitimate reason, the Data processing. Furthermore, the Participant is aware that the Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

Plan Document Acknowledgment

By accepting the Stock Units, the Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix A.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement: Section 4: Continuance of Employment; Section 6: Restrictions on Transfer; Section 8: Effect of Termination of Employment or Change in Control Event; Section 10: Tax Withholding; Section 11: Acknowledgment of Nature of Plan and Award; Section 16: Limitation on Participant’s Rights; Section 19: Language; Section 20: Governing Law and Choice of Venue; Section 22: Appendix; and the Data Privacy Consent above in this section of the Appendix A.

APPENDIX A

Korea

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Exchange Control Requirements

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares of Common Stock acquired upon vesting of the Stock Units to repatriate the proceeds to Korea within eighteen months of the sale.

APPENDIX A

Malaysia

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Director Notification

If the Participant is a director of a Malaysian Subsidiary of the Corporation, the Participant is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Participant receives an interest (e.g., Stock Units) in the Corporation or any related companies. In addition, the Participant must notify the Malaysian Subsidiary when the Participant sells shares of the Common Stock of the Corporation or any related corporation (including when the Participant sells shares acquired under the Plan). These notifications must be made within fourteen days of acquiring or disposing of any interest in the Corporation or any related corporation.

APPENDIX A

Netherlands

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Labor Law Acknowledgement

By accepting the Award, the Participant acknowledges that: (i) the grant is intended as an incentive for the Participant to remain employed with the Employer and is not intended as remuneration for labor performed; (ii) the grant is not intended to replace any pension rights or compensation; and (iii) in the case of a merger, take-over or transfer of liability, the benefits granted under the Plan will not transfer automatically to another corporation.

Notification For Dutch Participants

The Participant has been granted Stock Units under the Plan, pursuant to which the Participant may acquire shares of the Corporation’s Common Stock.

Participants that are residents of the Netherlands should be aware of the Dutch insider trading rules, which may impact the sale of shares of Common Stock issued upon granting of the Stock Units. In particular, the Participant may be prohibited from effecting certain share transactions if he or she has insider information regarding the Corporation.

Below is a discussion of the applicable restrictions. The Participant is advised to read the discussion carefully to determine whether the insider rules could apply to him or her. If it is uncertain whether the insider rules apply, we recommend that the Participant consults with his or her legal advisor. Please note that the Corporation cannot be held liable if a Participant violates the Dutch insider rules. The Participant is responsible for ensuring his or her compliance with these rules.

By entering into the Agreement and participating in the Plan, the Participant acknowledges having read and understood the Notification and acknowledges that it is his or her responsibility to comply with the Dutch insider trading rules, as discussed herein.

Prohibition Against Insider Trading

Dutch securities laws prohibit insider trading. Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Corporation is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Corporation or its Dutch Subsidiary who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Corporation working at its Dutch Subsidiary may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information.

APPENDIX A

Russia

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Securities Law Notice

The Agreement, the grant of Stock Units, the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and, therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

In no event will shares of Common Stock issued to the Participant upon vesting of the Stock Units be delivered to the Participant in Russia; all shares issued upon vesting of the Stock Units will be maintained on the Participant’s behalf in the United States.

Exchange Control Notification

To the extent required by local law, any proceeds resulting from the sale of shares of Common Stock issued upon vesting of the Stock Units must be remitted to Russia and credited to a foreign currency account maintained by the Participant at an authorized bank in Russia. After the Participant remits the sale proceeds to Russia, the Participant may transfer the funds to a foreign bank account, subject to the following limitations: (1) the foreign account may be opened only for individuals; (2) the foreign account may not be used for business activities; (3) the Participant must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing; and (4) the Participant must notify the Russian tax authorities of the account balances on his or her foreign accounts as of the beginning of each calendar year.

The Participant is not permitted to sell shares of Common Stock issued upon vesting of the Stock Units directly to a Russian legal entity or resident.

APPENDIX A

Spain

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Stock Units Payable Only in Shares

Notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary, Stock Units granted to Participants in Spain shall be paid in shares of Common Stock only and do not provide any right for the Participant to receive a cash payment.

Securities Law Information

The grant of Stock Units and the shares to be issued upon vesting of the Stock Units are considered a private placement outside of the scope of Spanish law on public offerings and issuances.

Labor Law Acknowledgment

This provision supplements Section 11 of the Agreement:

In accepting the Award, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Stock Units under the Plan to individuals who may be employees of the Corporation or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Subsidiaries on an ongoing basis. Consequently, the Participant understands that the Stock Units are granted on the assumption and condition that the Stock Units and the shares of Common Stock issued upon vesting of the Stock Units shall not become a part of any employment contract (either with the Corporation or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the Award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Stock Units shall be null and void.

APPENDIX A

United Kingdom

MSC.Software Corporation 2006 Performance Incentive Plan

Stock Unit Award Agreement for Non-U.S. Employees

Tax Withholding

Notwithstanding any provision of the Agreement, this section in the Appendix A applies in regards to tax withholding in the United Kingdom.

Regardless of any action the Corporation and/or the Participant’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Corporation and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting, settlement, assignment, release or cancellation of the Stock Units, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to any event giving rise to the Tax-Related Items (the “Chargeable Event”), the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all withholding obligations of the Corporation and/or the Employer. In this regard, if permissible under local law, the Participant authorizes the Corporation and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Participant by reducing the number of shares of Common Stock to be delivered upon settlement of vested Stock Units by such number of whole shares valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), equal to the amount necessary to satisfy the minimum statutorily applicable withholding amount. If the foregoing method of withholding is prohibited or insufficient to satisfy all Tax-Related Items legally payable by the Participant or if the Corporation, in its discretion, determines not to apply the foregoing method of withholding for any other reason, then the Participant hereby authorizes the Corporation and/or the Employer to satisfy the obligations by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Corporation and/or the Employer; or (b) selling shares or arranging for the sale of shares of Common Stock (in either case on the Participant’s behalf and at the Participant’s direction pursuant to this authorization) issued in settlement of vested Stock Units. If the obligation for Tax-Related Items is satisfied by reducing the number of shares of Common Stock delivered as described herein, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any Chargeable Event.

The Participant shall pay to the Corporation and/or the Employer any amount of Tax-Related Items that the Corporation and/or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver to the Participant any shares of Common Stock pursuant to the Award if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this section in the Appendix A.

If payment or withholding of the Tax-Related Items is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Corporation or the Employer may recover it at any time thereafter by any of the means referred to above. Notwithstanding the foregoing, if the Participant is a director or executive officer of the Corporation (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant will not be eligible for such a loan to cover the Tax-Related Items. In the event that the Participant is a director or executive officer and the Tax-Related Items are not collected from or paid by the Participant by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Participant on which additional income tax and national insurance contributions will be payable. The Participant will be responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.